STONEGATE MORTGAGE CORPORATION REPORTS FOURTH QUARTER
AND ANNUAL 2015 FINANCIAL RESULTS

Indianapolis, Ind. - March 3, 2016 - Stonegate Mortgage Corporation ("Stonegate Mortgage" or the "Company") (SGM), a leading, non-bank mortgage company focused on originating, financing and servicing U.S. residential mortgage loans, today reported results for the quarter and year ended December 31, 2015. The Company operates as an intermediary between residential mortgage borrowers and the ultimate investors of mortgages through originating, financing, and servicing U.S. residential mortgages.

"Throughout the fourth quarter, our executive team has been working diligently on ways to maximize shareholder value for Stonegate," said Rich Kraemer, Interim CEO of Stonegate Mortgage. "We have completed the implementation of certain operating efficiencies and restructuring changes, which have allowed us to make good progress on the expense base reductions while maintaining our most productive business operations and locations, as we discussed last quarter. These efforts reduced our annualized fixed expenses by more than $35 million, and as a result we are now well-positioned for 2016 with a lower fixed expense base and leaner operations."

The following information is reported in the Company's financial and operating results from continuing operations, unless otherwise noted, as the retail restructuring announced last quarter resulted in, and is presented as, discontinued operations.

Revenues increased 83% to $46.8 million in the fourth quarter of 2015 from $25.6 million in the third quarter of 2015 and increased 167% from $17.5 million in the fourth quarter of 2014. Full year 2015 revenue increased 16% to $182.7 million from $158.0 million in 2014. The increase in revenues year over year resulted from a smaller decline in the fair value of our MSRs, increased loan servicing fees and increases in gains on mortgage loans held for sale, net. These increases were offset by increased loan payoffs and principal amortization of MSRs and decreases in interest and other income and loan origination and other loan fees.

Net income, net of tax for the fourth quarter of 2015 was $1.1 million, or $0.04 per diluted share, compared to net loss of $20.2 million, or $0.78 per diluted share, in the third quarter of 2015 and net loss of $19.7 million, or $0.76 per diluted share in the fourth quarter of 2014. Net loss for the full year 2015 was $16.2 million, or $0.63 per diluted share, compared to net loss of $25.4 million, or $0.99 per diluted share for the full year 2014.

Adjusted net income from continuing operations1 was $1.2 million, or $0.05 per diluted share1, for the fourth quarter of 2015, after excluding pre-tax non-cash mortgage servicing rights valuation adjustments of $4.1 million and adding certain other pre-tax non-cash expense items and other non-routine expenses totaling $2.0 million. Adjusted net income from continuing operations was $1.7 million, or $0.07 per diluted share, for the third quarter of 2015 and $3.2 million, or $0.14 per diluted share, for the fourth quarter 2014. Full year 2015 adjusted net income was $10.7 million, or $0.42 per diluted share. Full year 2014 adjusted net income was $17.4 million, or $0.67 per diluted share. Refer to page 6 for a reconciliation of adjusted net income and adjusted diluted earnings per share to the most directly comparable measures calculated in accordance with GAAP.

1 Adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See page 6 of this release for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

Mortgage loan origination volume decreased 29% to $2.27 billion during the fourth quarter of 2015 from $3.20 billion in originations in the third quarter of 2015 and decreased 28% from origination volume of $3.14 billion in the fourth quarter of 2014. Fourth quarter originations in 2015 were negatively impacted by several factors, including TRID implementation, normal seasonal declines and the Company's restructuring changes. Full year 2015 mortgage loan origination volume decreased 6%, to $11.24 billion from $11.98 billion in 2014. Lock volume was down 32% to $2.69 billion during the fourth quarter of 2015 from $3.93 billion in the third quarter 2015, and down 28% from lock volume of $3.72 billion from the fourth quarter of 2014. Full year 2015 lock volume was down 1% to $15.25 billion compared to $15.36 billion in lock volume in 2014.

The Company's servicing portfolio, as measured by unpaid principal balance ("UPB"), ended the fourth quarter of 2015 at $17.5 billion, a decrease of 4% from the third quarter of 2015 UPB of $18.2 billion, and a decrease of 4% over the fourth quarter of 2014 UPB of $18.3 billion.

Mortgage loan funded volume through the Company's warehouse lines of credit provided to its correspondent and other customers in the Company's Financing segment decreased 4% to $844.5 million in the fourth quarter of 2015 from $881.3 million in the third quarter of 2015 and increased 79% from $472.4 million in the fourth quarter of 2014.

Recent Developments

Quarter-to-date 1Q16 Key Operating Highlights

•
Average origination volume per business day was $30.0 million quarter-to-date through February 2016, down 19% compared with average origination volume per business day of $37.2 million during the fourth quarter of 2015.

•
Average mortgage loans locked per business day quarter-to-date through February 2016 increased 20% to $52.8 million, compared with average locks per business day of $44.1 million during the fourth quarter of 2015.

Audio Presentation

Stonegate Mortgage’s Interim Chief Executive Officer, Richard Kraemer, President and Chief Operating Officer, Jim Smith, and Chief Financial Officer, Rob Eastep, will review the results for the fourth quarter and full year ended December 31, 2015 in a recorded presentation. The audio recording and accompanying slide presentation will be available on the Company’s Investor Relations website at http://investors.stonegatemtg.com.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly-traded mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage's operational excellence, financial strength, dedication to customer service, and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Corporation
Key Operating Statistics
(Unaudited)

	Three Months Ended			Years Ended December 31,
(In millions)	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
Origination volume by channel:
Retail	$292.9	$402.6	$338.6	$1,533.3	$1,209.3
Wholesale	545.9	574.6	818.4	2,550.6	$2,841.7
Correspondent	1,433.2	2,222.5	1,985.2	7,154.2	7,924.1
Total origination volume	$2,272.0	$3,199.7	$3,142.2	$11,238.1	$11,975.1

Average origination volume per business day	$37.2	$50.0	$53.3	$45.0	$48.3

Mortgage loan locks volume:
Mortgage loans locked	$2,690.2	$3,929.3	$3,723.4	$15,245.9	$15,361.7
Average mortgage loans locked per business day	$44.1	$61.4	$63.1	$61.0	$61.4

	As of
	December 31, 2015	September 30, 2015	December 31, 2014
Servicing portfolio	$17,520.7	$18,165.0	$18,336.7

Stonegate Mortgage Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Years Ended December 31,
(In thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
Revenues
Gains on mortgage loans held for sale, net	$22,724	$32,874	$30,301	$141,819	$133,390
Changes in mortgage servicing rights valuation	4,130	(28,088)	(32,403)	(30,395)	(55,842)
Payoffs and principal amortization of mortgage servicing rights	(7,226)	(9,215)	(9,416)	(41,529)	(23,735)
Loan origination and other loan fees	5,425	6,718	6,231	23,956	24,581
Loan servicing fees	13,771	14,051	12,092	54,772	44,407
Interest and other income	7,993	9,217	10,742	34,117	35,236
Total revenues	46,817	25,557	17,547	182,740	158,037

Expenses
Salaries, commissions and benefits	22,473	31,851	28,026	116,341	116,200
General and administrative expense	7,351	8,921	9,208	32,260	34,545
Interest expense	7,705	7,508	8,649	31,063	26,007
Occupancy, equipment and communication	4,430	4,175	3,735	16,870	14,601
Depreciation and amortization expense	2,202	2,397	1,449	7,980	5,048
Total expenses	44,161	54,852	51,067	204,514	196,401

Income (loss) from continuing operations before income tax expense (benefit)	2,656	(29,295)	(33,520)	(21,774)	(38,364)
Income tax expense (benefit)	1,603	(9,105)	(13,813)	(5,533)	(12,936)
Income (loss) from continuing operations, net of tax	1,053	(20,190)	(19,707)	(16,241)	(25,428)
Less: preferred stock dividends	—	—	—	—	—
Income (loss) from continuing operations attributable to common stockholders	1,053	(20,190)	(19,707)	(16,241)	(25,428)
(Loss) income from discontinued operations, net of tax	(534)	(2,614)	(1,677)	(6,029)	(5,251)
Net income (loss) attributable to common stockholders	$519	$(22,804)	$(21,384)	$(22,270)	$(30,679)

Earnings (loss) per share
Basic from continuing operations	$0.04	$(0.78)	$(0.76)	$(0.63)	$(0.99)

Diluted from continuing operations	$0.04	$(0.78)	$(0.76)	$(0.63)	$(0.99)

Stonegate Mortgage Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share and per share data)	December 31, 2015	December 31, 2014

Assets
Cash and cash equivalents	$32,463	$45,382
Restricted cash	4,045	4,482
Mortgage loans held for sale, at fair value	645,696	1,048,347
Servicing advances, net	19,374	11,193
Derivative assets	12,160	12,560
Mortgage servicing rights, at fair value	199,637	204,216
Property and equipment, net	22,923	17,047
Loans eligible for repurchase from GNMA	80,794	109,397
Warehouse lending receivables	199,215	85,431
Goodwill and other intangible assets, net	6,902	7,390
Subordinated loan receivable	30,000	30,000
Other assets	27,417	21,106
Total assets	$1,280,626	$1,596,551

Liabilities and stockholders' equity
Liabilities
Secured borrowings - mortgage loans	$492,799	$592,798
Secured borrowings - mortgage servicing rights	77,069	75,970
Secured borrowings - eligible GNMA loan repurchases	37,615	—
Mortgage repurchase borrowings	279,421	472,045
Warehouse lines of credit	1,306	1,374
Operating lines of credit	5,000	2,000
Accounts payable and accrued expenses	23,544	28,350
Derivative liabilities	2,517	9,044
Reserve for mortgage repurchases and indemnifications	5,536	4,967
Liability for loans eligible for repurchase from GNMA	80,794	109,397
Deferred income tax liabilities, net	2,364	11,831
Other liabilities	11,033	8,700
Total liabilities	1,018,998	1,316,476

Stockholders' equity
Common stock, par value $0.01, shares authorized – 100,000,000; shares issued: 25,845,566 and outstanding: 25,796,193 at December 31, 2015; shares issued and outstanding: 25,780,973 at December 31, 2014	264	264
Additional paid-in capital	270,906	267,083
Retained earnings	(9,542)	12,728
Total stockholders' equity	261,628	280,075
Total liabilities and stockholders' equity	$1,280,626	$1,596,551

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations exclude certain items that we do not consider part of our core operating results, including changes in valuation inputs and assumptions on our MSRs, stock-based compensation expenses, severance expenses and other non-routine costs. Other non-routine expenses consists primarily of costs associated with the write down of certain assets in the third quarter of 2015 and fourth quarter of 2014. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for income (loss) before income taxes from continuing operations, net income (loss) from continuing operations or diluted EPS (LPS) from continuing operations prepared in accordance with GAAP.

	Three Months Ended			Years Ended December 31,
(In thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
Net income (loss) from continuing operations	$1,053	$(20,190)	$(19,707)	(16,241)	(25,428)
Adjustments:
Changes in valuation inputs and assumptions on MSRs	(4,130)	28,088	32,403	30,395	55,842
Stock-based compensation expense	278	1,900	699	3,823	3,253
Severance expense	202	1,533	—	1,735	—
Other non-routine expenses	—	221	1,290	221	5,483
Tax effect of adjustments	3,789	(9,872)	(11,465)	(9,192)	(21,775)
Adjusted net income from continuing operations	$1,192	$1,680	$3,220	$10,741	$17,375

Diluted weighted average shares outstanding	25,786	25,782	25,770	25,783	25,770

Diluted earnings (loss) from continuing operations per share	$0.04	$(0.78)	$(0.76)	$(0.63)	$(0.99)
Adjustments:
Changes in valuation inputs and assumptions on MSRs	(0.16)	1.09	1.26	1.18	2.17
Stock-based compensation expense	0.01	0.07	0.03	0.15	0.13
Severance expense	0.01	0.06	—	0.07	—
Ramp-up and other non-routine expenses	—	0.01	0.05	0.01	0.21
Tax effect of adjustments	0.15	(0.38)	(0.44)	(0.36)	(0.85)
Adjusted diluted earnings from continuing operations per share	$0.05	$0.07	$0.14	$0.42	$0.67

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2014 Annual Report on Form 10-K filed on March 6, 2015 and any revisions to those Risk Factors in subsequent filings, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Media:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay
W: 212-446-1864
wclay@sloanepr.com
or
Investor:
Stonegate Mortgage Corporation
Michael McFadden
W: 317-663-5904
michael.mcfadden@stonegatemtg.com